OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of March, 2004.

BETWEEN:

ALMADEN MINERALS LTD. (“Almaden”), a body corporate incorporated under the laws of British Columbia, having an office at 1103 – 750 West Pender Street, Vancouver, B.C. V6C 2T8

(the “Optionor”)

OF THE FIRST PART

AND

CONSOLIDATED SPIRE VENTURES LTD. (“Spire”), a body incorporated pursuant to the laws of British Columbia and having an office at 1250 – 800 West Pender Street, Vancouver, B.C. V6C 2V6

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The Optionor is the beneficial owner of the right to acquire an undivided 100% right, title and interest in the Property;

B.

The Optionor wishes to grant and the Optionee wishes to acquire an undivided interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $10 now paid by the Optionee to the Optionor, the receipt and sufficiency of which is hereby expressly acknowledged, and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1.

INTERPRETATION

1.1

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

"Agreement" means this Agreement, as amended from time to time;

(b)

“Commercial Production” means the commercial exploitation of Mineral Products from the Property or any part as a mine subsequent to a Production Program, but does not include milling for the purpose of testing or milling by a pilot plant.  Commercial Production shall be deemed to have commenced:

(i)

if a plant is located on the Property, on the first day following the first period of 45 consecutive days during which Mineral Products have been produced from the

 Property at an average rate not less than 80% of the initial design rated capacity of the Facilities, or

(ii)

if no plant is located on the Property, on the first day of the month following the first period of 45 consecutive days during which Mineral Products have been shipped from the Property on a reasonably regular basis for the purpose of earning revenue

(c)

“Exchange” means the TSX Venture Exchange;

(d)

"Mining Work" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting, costs associated with Articles 5.2(a) and 5.3, and all other work usually considered to be prospecting, exploration, development and mining work;

(e)

"Option" means the option granted by the Optionor to the Optionee under Section 3.1 of this Agreement; and

(f)

"Property" means those mineral properties more particularly described in Schedule "A" hereto together with any surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto;

1.2

In this Agreement, all dollar amounts are expressed in lawful currency of Canada.

1.3

The titles to the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4

Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2.

REPRESENTATIONS AND WARRANTIES

2.1

The Optionee represents and warrants to the Optionor that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of British Columbia;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)

the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

2.2

The Optionor represents and warrants to the Optionee that:

(a)

it has full legal capacity and competence to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

(b)

it has full power and authority for the execution, delivery and performance of this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under any indenture, agreement or other instrument whatsoever to which they are a party or by which they are bound or to which they may be subject and will not contravene any applicable laws;

(c)

it holds an undivided 100% right, title and interest in and to the Property;

(d)

the Property is properly and accurately described in Schedule “A” hereto, and is in good standing under the laws of British Columbia and Canada;

(e)

the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person other than as set forth in Schedule “A”;

(f)

all taxes, assessment, rentals, levies or other payments relating to the Property and required to be made to any federal, provincial or municipal government authority have been made and to the best knowledge of the Optionor the Property is in good standing with all applicable government authorities;

(g)

it has not received from any government authority any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(h)

it has and will continue to make available to the Optionee all information in its possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization; and

(i)

to the best of its knowledge after diligent enquiry, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire, purchase or explore the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3.

OPTION

3.1

The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire an undivided 60% interest in the Property by the fulfillment of the Work Requirements and the Share Requirements hereinafter set forth:

(a)

expending in Mining Work upon the Property the following amounts:

i.

on or before December 31, 2004, $100,000 (this is an firm commitment) and shall stake sufficient mineral claims to connect the NIC and the PV claims forming the Property so that all the claims constitute a single block of claims (the “Fill in Staking”) and such additional claims shall form part of the Property ;

ii.

on or before  December 31, 2005, a further $200,000;

iii.

on or before December 31, 2006, a further $400,000, and

iv.

on or before December 31, 2007, a further $ 600,000

 (“Work Requirements”)

(b)

issuing to Optionor the following fully paid and non-assessable common shares of the Optionee:

i.

100,000 shares within 5 business days after acceptance for filing by the Exchange of this Agreement (this is a firm commitment);

ii.

150,000 shares on or before January 10, 2005;

iii.

150,000 shares on or before January 10, 2006; and

iv.

200,000 shares on or before January 10 , 2007

(“Share Requirements”).

The Optionee shall use its best endeavors to file the requisite reports and materials with the Exchange (“Filing Materials”) to permit the issuance of shares in accordance with this paragraph, it being agreed that failure to issue shares shall not constitute a default hereunder until a period of 60 days after the due date for the issue of such shares unless such failure is occasioned by the Optionee’s failure to file Filing Materials. Should the Exchange not approve issuance of any part of the Share Requirements described herein the Optionee shall provide the Optionor with written evidence of such refusal and the Optionee shall then have the option to pay cash in lieu of equivalent value of such Share Requirements based on the average  trading value of the shares over 5 consecutive days prior to the refusal letter.

3.2

Upon the fulfillment of the Work Requirements and the Share Requirements the Optionee shall be deemed to have earned an undivided 60% interest in the Property (the “Option Exercise”).  Forthwith upon the Optionee’s exercise of the Option, the Optionor shall transfer to the Optionee or its subsidiary 60% of all of its right, title and interest in and to the Property

3.3

Within 5 business days of a decision to put the Property into Commercial Production and subject to Exchange approval, the Optionee shall issue to the Optionor a further 500,000 common shares issued as fully paid and non-assessable. Should the Exchange not approve issuance of such shares the Optionee shall provide the Optionor with written evidence of such refusal and the Optionee shall then have the option to pay cash in lieu of equivalent value of such shares based on the average  trading value of the shares over 5 consecutive days prior to the refusal letter.

3.4

All shares issued pursuant to this Option Agreement shall be issued as free and clear of all restriction on alienation save and except a restriction of a duration of no more than four (4) months from the date of issue of such shares and other restrictions as may be mandated by the Exchange. The parties acknowledge that the 100,000 shares issued pursuant to paragraph 3.1(a) (i) may initially have a restriction greater than four (4) months and in such event upon the coming into effect of MI 45-102 on March 30, 2004 the Optionee shall at no cost to the Optionor re-issue share a certificate then bearing a legend so that the period of restriction on alienation shall be no more than four (4) months from the date of the original issue of the certificate representing such shares.

4.

OPTIONEE’S RIGHTS

4.1

Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

(a)

enter in, under or upon the Property and conduct Mining Work;

(b)

exclusive and quiet possession of the Property;

(c)

bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d)

remove from the Property and dispose of for its own account ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

5.

POWERS, DUTIES AND OBLIGATIONS OF OPTIONEE

5.1

Until the Option is exercised or terminated in accordance with the terms of the Agreement, the Optionee shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

regulate access to the Property, subject only to the right of the Optionor and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(b)

employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder; and

(c)

execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and each party hereby irrevocably constitutes the Optionee its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and save the Optionee harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Optionee directly or indirectly as a result of its exercise of its powers pursuant to this Subsection 5.1(c).

5.2

Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee shall have the duties and obligations to:

(a)

keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard;

(b)

permit the  Optionor and its representatives, duly authorized by them, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Mining Work.  The Optionee shall prepare and deliver to the Optionora comprehensive annual report on all Mining Work conducted by the Optionee on the Property to be delivered before February 15th of each year.  The Optionee shall further provide to the Optionor all materially significant results from Mining Work on the Property prior to issuing of any news release and shall otherwise provide frequent updates on Mining Work and results to the Optionor.

(c)

conduct all work on or with respect to the Property in a careful and minerlike manner and in accordance with the applicable laws of British Columbia and Canada, and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Property; and

(d)

maintain true and correct books, accounts and records of operations hereunder.

5.3

During the term of the Option, the Optionee shall pay all taxes, complete and file all assessment work and make all necessary payments and do such further and other acts as may be required to maintain Agreement in good standing and shall not abandon or terminate the Option at a time less than 60 days prior to the date on which any act is required to maintain the Property in good standing.

6.

JOINT VENTURE

6.1

Upon the Optionee earning its interest under 3.2, all operations shall be conducted as a joint venture in accordance with a Joint Venture Agreement the salient provisions of which are set forth in Schedule “B”. The establishment of the Joint Venture Agreement and the assignment of interests in the Property in accordance with the terms of this Agreement shall be effected in the manner as may be determined by the Optionee to be the most advantageous having regard to the mining and taxation laws applicable at that time.

7.

TERMINATION OF OPTION

7.1

In the event of default in the performance of the requirements of Section 3.1, then, subject to the provisions of Sections 7.3 and 15.1 of this Agreement, the Option and this Agreement shall terminate.

7.2

The Optionee shall have the right to terminate this Agreement by giving 30 days' written notice of such termination to the Optionor and upon the effective date of such termination this Agreement shall be of no further force and effect except the Optionee shall be required to satisfy any requirements which have accrued under the provisions of this Agreement which have not been satisfied.

7.3

Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, the Optionee shall:

(a)

deliver to the Optionorany and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which have not been previously delivered to the Optionor;

(b)

upon written notice from the Optionor, remove all introduced materials, supplies and equipment from the Property; provided however, that the Optionor may retain ore and, at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of receipt of such notice by the Optionee; and

(c)

ensure that, at the effective date of termination of this Agreement, the Property is free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing for at least the next ensuing 12 months whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

8.

CONFIDENTIALITY

8.1

All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent shall not unreasonably be withheld.

9.

NOTICE

9.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or delivered in person or by sending same by telegram, telex, telecommunication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

9.2

Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

9.3

Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

10.

FURTHER ASSURANCES

10.1

Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

11.

RULE AGAINST PERPETUITIES

11.1

If any right, power or interest of any party in property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of the execution of this Agreement.

12.

TIME OF THE ESSENCE

12.1

Time shall be of the essence in the performance of this Agreement.

13.

ENUREMENT

13.1

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14.

FORCE MAJEURE

14.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

14.2

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

14.3

A party relying on the provisions of Section 14.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

15.

DEFAULT

15.1

If a party (the "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default (the "Non-Defaulting Party") shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

16.

SEVERABILITY

16.1

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17.

AMENDMENT

17.1

This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

18.

ENTIRE AGREEMENT

18.1

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

19.

OPTION ONLY

19.1

This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

20.

GOVERNING LAW AND ARBITRATION

20.1

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Province of British Columbia;

20.2

Any dispute arising between the parties shall if possible be settled by mediation. Failing resolution by mediation, the matter shall be determined by binding arbitration conducted under the Commercial Arbitration Act (British Columbia) and the place of arbitration shall be Vancouver, British Columbia;

20.3

Any assignment by the Optionee of all or any portion of its benefits or burdens hereunder shall include a provision whereby the New Party agrees to abide by the terms of this agreement, including the provisions of this Article 20, and to assume all of the liabilities and obligations of the Optionee under this agreement, whether accruing before or becoming due after such assignment.  The Optionee and the New Party shall execute such agreements and documents as may reasonably be requested in this regard by the Optionor.  If only a portion of the Optionee’ benefits or burdens are assigned, the Optionee and the New Party shall be jointly and severally liable;

20.4

No assignment shall serve to release or discharge the Assignor from any of its liabilities or obligations hereunder, unless all of the benefits and burdens of the Assignor have been assigned to the New

Party and the Other Party has released the Assignor.  The Other Party shall not unreasonably withhold its release and shall be deemed to have released and discharged the Assignor if it does not give, within 20 days of its receipt of the Assignor’s notice identifying the New Party and requesting such a release, written notice to the Assignor detailing the reasons for its refusal to give such a release; and

20.5

                        If either of the parties identifies a mutually agreeable third party that is willing to carry the Property through to commercial production, the parties will agree to jointly and equally contribute the minority interest in the Property to the third party.

21.

ASSIGNMENT

21.1

Where either party (the “Assignor”) wishes to sell , transfer or otherwise dispose of all or a portion of its right title or interest in this agreement to a third party (New Party) it shall give notice in writing (“Assignment Notice”) thereof to the other party hereto (the “Other Party”) of the proposed terms of disposition (“Proceedings”) and the other Party shall have the right to participate in such sale, transfer or disposition by way of transfer of a pro rata portion of its right, title and interest and to receive therefor such pro rata portion of the Proceeds such right of participation to be exercisable by notice in writing to the Assignor delivered within 30 days of receipt of the Assignment Notice.

22.

ADDITIONS TO THE PROPERTY

22.1

An area of mutual interest outside and inside of the current boundaries of the Property as it will be constituted after completion of the Fill in Staking will apply and is defined as the area extending 5 kilometers beyond the northernmost, southernmost, easternmost and westernmost limits of the current boundaries of the Property and all of the area surrounded by the inside boundaries of the property.

22.2

If during the term of this agreement any party hereto, or an affiliate thereof, as defined in the Securities Act (British Columbia) acquires an interest in any mineral claim, permits, authorities to prospect, claim blocks, development licenses, mining leases, net smelter return royalties or other mineral tenures of whatsoever nature, kind or interest falling in whole or in part within the Area of Interest (the “Acquisition”), then within 30 days of making the Acquisition, the acquiring party shall deliver a written notice to the non-acquiring party which sufficiently describes the Acquisition, including the cost thereof within the 30 days of receiving such notice, the non-acquiring party shall notify the acquiring party in writing as to whether or not it intends that the Acquisition should become part of the Property.  If the non-acquiring party fails to so notify the acquiring, party within 30 days receipt of the notice of the Acquisition, then the Acquisition shall be for the sole interest of the acquiring party and not subject to the terms of this agreement;

22.3

If the acquiring party is the Optionor and the Optionee has notified the Optionor of its intention that the Acquisition should become part of the Property, the Optionee shall pay to the Optionor within 30 days, the cost of the acquisition.  Upon payment of the cost of the Acquisition by the Optionee, the Optionor and the Optionee shall each become the beneficial owner of an interest in the Acquisition (in the proportions set forth in this Agreement) and the Acquisition will become part of the Property and subject to the terms of this agreement, save and except for the provisions of this Article 22;

22.4

If the acquiring party is the Optionee and the Optionor has notified the Optionee of the intention that the Acquisition should become part of the Property, the Optionor and the Optionee shall each become the beneficial owner of an interest in the Acquisition (in the proportions set forth in this Agreement) and the Acquisition shall become part of the Property and subject to the terms of this agreement, save and except for the provisions of this Article 22; and

22.5

If an Acquisition by the Optionee becomes part of the Property as provided for herein, the cost of the Acquisition shall be credited towards the expenditures in Article 3.1.

THE COMMON SEAL of ALMADEN MINERALS LTD.

)

was hereto affixed in the presence of:

)

)

   “Duane Poliquin”

)

)

Authorized Signatory

)

)

)

Authorized Signatory

)

THE COMMON SEAL of CONSOLIDATED SPIRE

)

VENTURES LTD. was hereto affixed in the presence of:

                                                                                                )

)

  “R.B. Buchanan”

)

)

Authorized Signatory

)

)

  “George Gorzynski”

)

)

Authorized Signatory

)

SCHEDULE “A”

For purposes of this Agreement the following Mineral Claims near Merritt, British Columbia shall constitute the “Property”:

Claimblock	Claim Numbers	Tenure Numbers

NIC	NIC 1 through NIC 12	405713 through 405724
PV	PV 1 through PV 36	390641 through 390650
403445 through 403450
399680 through 399699

All Mineral Claims listed herein and constituting the Property are registered in the name of and owned 100% by the Optionor.

SCHEDULE “B”

MINIMUM TERMS OF JOINT VENTURE

The Joint Venture Agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request in order that the affairs of the Optionor and the Optionee (the "Participants") in respect of the Property may be reasonably carried out as a joint venture operation (the “Joint Venture”):

1.

on the date that the Optionee has exercised the Option in full and acquired its 60% interest in the Property, the Optionor will hold a 40% participating interest and The Optionee will hold a 60% participating interest in the Joint Venture (the "Proportionate Interests");

2.

the Proportionate Interest of each Participant in the deemed Expenditures (“Participant’s Initial Contribution”) at the time of exercise of the Option will be:

The Optionor

US $520,000 (deemed)

The Optionee

US $780,000 (deemed);

3.

the parties agree that if the Optionee arranges an agreement with a Major Company to participate in the Joint Venture, then each of the Optionor and the Optionee will contribute pro rata from their Proportionate Interest to the Major Company.

4.

the objectives of the Joint Venture will be to further explore and, if feasible, to place the Property or some part thereof into Commercial Production;

5.

the affairs of the Joint Venture will be governed by the direction and control of a management committee (the "Management Committee") to be composed of one representative and one alternate from each of the Participants, with decisions of the Management Committee to be determined by a majority of the percentage interests in the Property as voted by the representatives, except that if there is a deadlock, the deciding vote will be cast by the Operator;

6.

any decision to place the Property into Commercial Production is to be based on a bankable feasibility study approved by the Management Committee;

7.

The Optionee will initially act as the Operator of the Joint Venture, subject to the budget and programmes which when duly approved by the parties under the Joint Venture shall be “Approved Programme and Budget” as determined by the Management Committee and will have such other powers and duties as required to carry out that function.  If the Optionee's interest falls below 50%, then the Optionor may request a change of Operator.  The Operator will be paid a fee as follows:

(a)

following formation of a Joint Venture between the Participants but prior to the Commencement of Commercial Production, 5% of all exploration expenditures except in the case of exploration expenditures under a single contract in excess of $100,000 in which case the fee will be 2% of those expenditures; and

(b)

after the commencement of Commercial Production, 3% of all development and production expenditures except in the case of development and production expenditures under a single contract in excess of $100,000 in which case the fee will be 2% of such development and production expenditures;

8.

the joint operations under the Joint Venture will commence automatically on the date of the Exercise, whether or not a formal joint venture agreement has been entered into.  The Management Committee will hold its first joint venture meeting within 60 days of the Exercise, and the parties agree to have a formal joint venture agreement finalized within 190 days of the Exercise;

9.

each Participant is entitled to elect to participate, in proportion to its interest (“Proportionate Share”), the exploration, development, and mining operation of the Property subject to the following:

(a)

If Participant elects not to contribute its share of costs and the other Participant elects to contribute to the shortfall which has been created thereby, the interests of the Participants shall be adjusted so that each Participant holds an interest which is proportionate to its contribution to the total exploration, development and mining operation costs.  If a Participant permits its interest to be reduced to 15% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and its interest will be converted to a 2% Net Smelter Returns Royalty;

(b)

If a Participant elects not to contribute its share of costs, or elects to contribute less than its agreed upon share of costs, and the other Participant is unwilling or unable to contribute to the shortfall which has been created thereby, that Participant may elect to continue with the programme based on its proportionate share of costs, and the interests of the Participants shall be adjusted so that each Participant holds an interest which is proportionate to its contribution to the total exploration costs.  If a Participant permits its interest to be reduced to 15% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and its interest will be converted to a 2% Net Smelter Returns Royalty;

10.

a Participant contributing its Proportionate Share of mine costs is entitled to receive, in kind, its proportionate share of any minerals produced from a mine on the property and to separately dispose of the same;

11.

each Participant will have a right of first refusal for sixty days in respect of the other Participant wishing to dispose all or a part of its Proportionate Share in the Joint Venture;

12.

if a Participant defaults in paying its share of expenditures related to an Approved Programme and Budget in which it elected to participate, the non-defaulting Participant shall apprise the defaulting Participant of the default whereupon the defaulting Participant shall have 30 days to pay the moneys owed. If, after receiving the notice and opportunity to cure the default of the moneys remaining unpaid, the defaulting Participant's interest will be reduced according to the following formula:

Divide the sum of:

(i)

the agreed value of the Participant's Initial Contribution;

(ii)

the total of all of the Participant's Contribution under the Joint Venture; and

(iii)

the amount, if any, the Participant elects to contribute to the adopted Approved Programme and Budget;

by the sum of (i), (ii), and (iii) for all Participants; and Multiply the result by 100.